UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 16, 2016

MSG NETWORKS INC.

(Exact name of registrant as specified in its charter)

Delaware	1-34434	27-0624498
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

11 Pennsylvania Plaza New York, NY		10001
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (212) 465-6400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02:	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On September 16, 2016, MSG Networks Inc. (the “Company”) entered into a new employment agreement with James L. Dolan. The employment agreement provides for Mr. Dolan’s continued employment as the Executive Chairman of the Company.

Pursuant to the new employment agreement, which is effective as of July 1, 2016, Mr. Dolan receives an annual base salary of not less than $1,000,000. He is eligible to participate in the Company’s discretionary annual bonus program with an annual target bonus opportunity equal to not less than 200% of his base salary. Bonus payments are based on actual salary paid during the year for which they are awarded. Mr. Dolan is eligible, subject to his continued employment by the Company and actual grant by the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”), to participate in such long-term incentive programs that are made available in the future to similarly situated executives at the Company. It is expected that such awards will consist of annual grants of stock option awards with a grant date fair value of not less than $4,800,000. Any such awards are subject to actual grant by the Compensation Committee, and are pursuant to the applicable plan document and the terms and conditions established by the Compensation Committee in its sole discretion. Subject to applicable plan limitations, 50% of the stock option awards will vest in three equal tranches on each of the first three anniversaries of the grant date and the remaining 50% will be subject to the performance criteria applicable to the awards to other executives of the Company under the Company’s long-term incentive programs, and the stock options will expire not later than seven years and six months after the date of grant. Mr. Dolan generally is not eligible for our standard benefits program while he is employed by The Madison Square Garden Company (“MSG”); provided that Mr. Dolan will continue to be eligible to participate in the Company’s Excess Savings Plan and his full Company base salary will be used to determine Mr. Dolan’s benefits under that plan.

If, on or prior to December 31, 2019, Mr. Dolan’s employment is either involuntarily terminated by the Company for any reason other than “cause” (as defined in the agreement), or is terminated by Mr. Dolan for “good reason” (as defined in the agreement) and cause does not then exist (a “Qualifying Termination”), the Company is obligated to provide him with the following benefits and rights: (a) a severance payment in an amount determined at the discretion of the Company, but in no event less than two times the sum of Mr. Dolan’s annual base salary and annual target bonus; provided that Mr. Dolan will not be entitled to such cash severance payment if Mr. Dolan remains employed by MSG at the time his employment with the Company is terminated, in which case the Company will pay the amount of such severance payment to MSG, (b) any unpaid annual bonus for the fiscal year prior to the fiscal year in which such termination occurred and a prorated annual bonus for the fiscal year in which such termination occurred, (c) each of Mr. Dolan’s outstanding unvested long-term cash awards will immediately vest in full and will be payable to Mr. Dolan to the same extent that other similarly situated active executives receive payment, (d) all of the time-based restrictions on each of Mr. Dolan’s outstanding unvested shares of restricted stock or restricted stock units (including restricted stock units subject to performance criteria) will immediately be eliminated and such restricted stock and restricted stock units will be payable or deliverable to Mr. Dolan subject to satisfaction of any applicable performance criteria, and (e) each of Mr. Dolan’s outstanding unvested stock options and stock appreciation awards will immediately vest. If there is a Qualifying Termination, or if Mr. Dolan’s employment is terminated due to his death or disability, after December 31, 2019, the Company is obligated to provide him with the benefits and rights set forth in clauses (c), (d) and (e) above. Payment of any such amounts described in this paragraph is subject to Mr. Dolan’s execution of a severance agreement including a release of claims in favor of the Company and its affiliates.

The employment agreement contains certain covenants by Mr. Dolan, including a noncompetition agreement that restricts Mr. Dolan’s ability to engage in competitive activities until the first anniversary of a termination of his employment with the Company. The agreement also recognizes that Mr. Dolan will be employed by MSG during his employment with the Company and states that certain actions and circumstances arising from or relating to such dual employment will not be deemed to be a breach of his obligations under the employment agreement or to constitute cause.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MSG NETWORKS INC. (Registrant)

By:	/s/ Lawrence J. Burian
Name:	Lawrence J. Burian
Title:	Executive Vice President, General Counsel and Secretary

Dated: September 16, 2016